Exhibit 15.3

Wuhu Bona Jinyu Film Investment Center, L.P.

Financial Statements and Independent
Registered Public Accounting Firm’s Report
For the period from August 1, 2013 (date of incorporation)
to December 31, 2013 and for the year ended
December 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the General Partner of Wuhu Bona Jinyu Film Investment Center, L.P.

We have audited the balance sheets of Wuhu Bona Jinyu Film Investment Center, L.P. (the “Partnership”) as of December 31, 2013 and 2014, and the related statements of operations, comprehensive income, changes in partners’ capital, and cash flows for the period from August 1, 2013 (date of incorporation) to December 31, 2013, and for the year ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2013 and 2014, and the results of its operations and its cash flows for each of the two periods referred to above, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 30, 2015

Wuhu Bona Jinyu Film Investment Center, L.P.

BALANCE SHEETS

AS OF DECEMBER 31, 2013 and 2014
(In thousands of U.S. dollars)

	December 31,
	2013	2014
ASSETS
Current assets
Cash and cash equivalents	17,018	11,405
Short-term investment	9,971	—
Prepaid expenses and other current assets	271	—
Receivables from film investments	36,705	84,048
Total current assets	63,965	95,453

Non-current receivables from film investments	17,675	14,667

TOTAL ASSETS	81,640	110,120

LIABILITIES AND PARTNERS’ CAPITAL
Accrued expenses	54	315
Total current liabilities	54	315

Equity
Partners’ paid-in-capital	82,446	104,425
Accumulated (loss) profit	(1,403)	7,030
Accumulated other comprehensive income (loss)	543	(1,650)
Total equity	81,586	109,805
TOTAL LIABILITES AND EQITY	81,640	110,120

The accompanying notes are an integral part of these financial statements

Wuhu Bona Jinyu Film Investment Center, L.P.

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands of U.S. dollars)

	Period from August 1, 2013 (date of incorporation) to December 31, 2013	Year ended December 31, 2014
Proceeds generated from film investments	—	43,048
Corresponding amounts of receivables from film investments	—	(32,945)
Income from film investments	—	10,103
Business tax	—	(595)
Net income from film investments	—	9,508

Operating expenses:
Management fees	666	2,285
Financial advisory fees of incorporation	1,049	—
Partnership expenses - other expenses	54	68
Total operating expenses	1,769	2,353

Operating (loss) income	(1,769)	7,155

Other income:
Interest income	77	85
Investment income from short-term investments	286	733
Other income	3	460

Net (loss) income	(1,403)	8,433

The accompanying notes are an integral part of these financial statements

Wuhu Bona Jinyu Film Investment Center, L.P.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands of U.S. dollars)

	Period from August 1, 2013 (date of incorporation) to December 31, 2013	Year ended December 31, 2014
Net (loss) income	(1,403)	8,433
Other comprehensive income
Foreign currency translation adjustment	543	(2,193)
Unrealized investment income from short-term investments	286	733
Realized investment income from short-term investments upon maturity	(286)	(733)
Comprehensive (loss) income attributable to the partners	(860)	6,240

The accompanying notes are an integral part of these financial statements

Wuhu Bona Jinyu Film Investment Center, L.P.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

	General Partner	Special Limited Partner	Limited Partners	Total
Capital contributions	82	24,613	57,751	82,446
Net income (loss)	—	96	(1,499)	(1,403)
Other comprehensive income	1	165	377	543

PARTNERS’ CAPITAL — December 31, 2013	83	24,874	56,629	81,586

Capital contributions	41	12,171	28,558	40,770
Capital distributions	(19)	(5,641)	(13,131)	(18,791)
Net income	11	3,298	5,124	8,433
Other comprehensive loss	(3)	(672)	(1,518)	(2,193)

PARTNERS’ CAPITAL — December 31, 2014	113	34,030	75,662	109,805

The accompanying notes are an integral part of these financial statements

Wuhu Bona Jinyu Film Investment Center, L.P.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

	Period from August 1, 2013 (date of incorporation) to December 31, 2013	Year ended December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	(1,403)	8,433
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income from film investments	—	(10,103)
Receivables from film investments	(54,018)	(54,398)
Cash receipts from film investments	—	18,528
(Increase) decrease in prepaid expenses and other current assets	(270)	267
Increase in accrued expenses	54	264

Net cash used in operating activities	(55,637)	(37,009)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(42,663)	(64,265)
Proceeds from short-term investments upon maturity	32,758	74,060
Net cash (used in) provided by financing activities	(9,905)	9,795

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from partners	82,446	40,770
Capital distributions to partners	—	(18,791)

Net cash provided by financing activities	82,446	21,979

Effect of exchange rate changes	114	(378)

Net change in cash and cash equivalents	17,018	(5,613)

Cash and cash equivalents — beginning of period/year	—	17,018

Cash and cash equivalents — end of period/year	17,018	11,405

The accompanying notes are an integral part of these financial statements

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands of U.S. dollars)

1.  ORGANIZATION

Wuhu Bona Jinyu Film Investment Center, L.P. (the “Partnership”), which was established on August 1, 2013, is a limited partnership incorporated under the laws of the People’s Republic of China. The primary investment objective of the Partnership is to finance the development and production of films and television projects of Bona Film Group Limited for two years from its incorporation. The Partnership commenced its operation on September 17, 2013 and shall continue until the tenth anniversary of the final closing date unless the Partnership is dissolved earlier.  The Fund may be extended for an additional period with the approval of the Partners.

Wuhu Bona Film Investment Management Co., Ltd., incorporated under the laws of the People’s Republic of China with limited liability, is the general partner of the Partnership. Tianjin Bona Jinyu Capital Management Co., Ltd. (“Tianjin Jinyu”), a wholly owned subsidiary of Bona Film Group Limited, is the special limited partner of the Partnership. The other investors are limited partners of the Partnership.

According to the partnership agreement signed amongst all partners of the Partnership (the “Partnership Agreement”), proceeds from film investments will be wholly distributed to the partners based on their initial investment in the Partnership, as well as the Partnership’s internal rate of return.  After the Partnership’s internal rate of return reaches 8%, 20% of remaining proceeds and previously distributed profit are distributed to the general partner. For any remaining proceeds, 20% will be distributed to the general partner and 80% will be distributed to all partners based on their initial investment percentage.

Management fees are fully charged to the limited partners by the general partner. During the investment period, i.e. the first 2 years from the Partnership’s incorporation, management fees are calculated based on 2% of the initial registered capital that is subscribed by the limited partners. After the investment period, management fees are calculated based on 2% of the uncollected initial investments of the limited partners.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements are presented using accounting principles generally accepted in the United States of America (US GAAP).

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands of U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, or have original maturities of three months or less when purchased.

Cash equivalents are mainly less than three months maturity financial products purchased from banks at expected annual yield rate higher than current deposit interest rates. Cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued based on the quoted market price in an active market, and are measured at fair value on a recurring basis as of December 31, 2013 and 2014.

The following table provides the breakdown of the Partnership’s cash and cash equivalents:

	December 31,
	2013	2014
Cash	13	2
Cash equivalents	17,005	11,403
Total cash and cash equivalents	17,018	11,405

Short-term investments

The short-term investments consist of investments on trust funds, which are classified as available-for-sale financial assets. The available-for-sale financial assets are reported at fair values with the unrealized gains or losses recorded in accumulated other comprehensive income in partner’s capital. The available-for-sale financial assets are classified as short-term investments on the balance sheets of the Partnership as their contractual maturity dates are less than one year.

The Partnership reviews its available-for-sale financial assets for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Partnership considers available quantitative and qualitative evidence in evaluating the potential impairment of its short-term investments. If the carrying amount of an investment exceeds the investment’s fair value, the Partnership considers, among other factors, general market conditions, expected future performance of the investments, the duration and the extent to which the fair value of the investment is less than the carrying amount. OTTI is recognized as a loss in the statements of operations.

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands of U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Receivables from film investments

Receivables from film investments include payments made for investments in films produced by Bona Film Group Limited. The Partnership carries the receivables from film investments at cost and records its share of the profit of films as income from film investments in its statements of operations. The Partnership records the proceeds received from film investments as a reduction of receivables from film investments.

The Partnership reviews receivables from film investments for allowance whenever events or changes in circumstances indicate that the carrying amount of the receivables from film investments may not be collected. The valuation of receivables from film investments is reviewed on a title-by-title basis. The excess of the carrying value above the collection amounts is provided as allowance for doubtful accounts and recorded in the statements of operations.

Income from film investments

The Partnership participates in the financing of film production in which it acquires none of the legal copyright in relation to the films. The Partnership is entitled to receive a fixed percentage of the films’ worldwide net income, after deduction of production costs and expenses incurred for the films, pursuant to the terms of film investment agreements. The Partnership periodically receives a report from Bona Film Group Limited about the profit or loss of the films.

In the Partnership’s statements of operations, income from film investments is presented by proceeds generated from film investments net of corresponding amounts of receivables from film investments.

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

The Partnership is subject to business taxes at the rate of 5% and related surcharges on income from film investments. Business tax is recorded as a reduction of income from film investments when incurred, and the outstanding balance is recorded in accrued expenses.

Income taxes

According to Circular of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Income Tax Levied on Partners of A Partnership Enterprise (Cai Shui [2008] No.159) on December 23, 2008, the principle of “division before taxation” shall be followed for the production and management income and other income of a partnership enterprise. For a partnership enterprise, every partner shall be a taxpayer. Where a partner of a partnership enterprise is a natural person, individual income tax shall be paid; where a partner is a legal person or any other organization, enterprise income tax shall be paid. Partners of a partnership enterprise shall determine the tax payable income according to the distribution ratio as agreed in the partnership agreement subject to the production and management income and other income of the partnership enterprise.

Foreign currency translation

The functional currency of the Partnership is Renminbi (“RMB”). The financial records of the Partnership are maintained in its local currency of RMB.

The Partnership translates its operating results and financial position into the U.S. dollar, its reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Income from film investments, business tax, other income and operating expenses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a component of partners’ capital.

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Partnership considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

•                                          Level 1 inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•                                          Level 2 inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based calculation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                                          Level 3 inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, are counted cash flow models, and similar techniques.

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

3. SHORT-TERM INVESTMENT

The balance of short-term investment as of December 31, 2013 represented principal amount of $9,905 on investment made in a trust fund managed by Founder BEA Trust Fund Management Co., Ltd., with an expected annual yield rate of 6.3%.  This investment matured in February 2014, at which time the Partnership received the full principle amount and earned investment income of $127.

4. RECEIVABLES FROM FILM INVESTMENTS

Since commencement of operations, the Partnership has invested in 21 film projects of Bona Film Group Limited as of December 31, 2014.

Changes in the carrying amounts of receivables from film investments are as follows:

	Period from August 1, 2013 (date of incorporation) to December 31, 2013	Year ended December 31, 2014

Beginning balance	—	54,380
Payments made for film investments	54,018	54,398
Income from film investments	—	10,103
Cash receipts from film investments	—	(18,528)
Exchange difference	362	(1,638)
Ending balance	54,380	98,715

Including:

Current balance	36,705	84,048
Non-current balance	17,675	14,667
Total	54,380	98,715

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

5. RELATED PARTY TRANSACTIONS

Nature of the relationships with related parties:

Name	Relationship with the Partnership

Wuhu Bona Film Investment Management Co., Ltd (i)	General partner
Bona Film Group Limited (ii)	Parent company of the special limited partner

(i)                                     According to the Partnership Agreement, Wuhu Bona Film Investment Management Co., Ltd. provides management services to the Partnership. Accordingly, the Partnership incurred management fees of $666 and $2,285 in 2013 and 2014, respectively.

(ii)                                  Income from film investments of the Partnership is generated from its investments in the film projects of Bona Film Group Limited. Please refer to the details disclosed in Note 4 “Receivables from film investments”.

6.  FINANCIAL ADVISORY FEES OF INCORPORATION

Financial advisory fees of incorporation were expenses relating to the advisory services provided by a consulting company during the incorporation of the Partnership, which was calculated based on 1% of the registered capital subscribed by the limited partners of the Partnership as a one-time charge wholly born by the limited partners of the Partnership.

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands of U.S. dollars)

7.  FAIR VALUE MEASUREMENTS

The Partnership did not have any assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2013 and 2014.

Cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued based on the quoted market price in an active market.

The Partnership did not have Level 2 investments as of December 31, 2013 and 2014.

The Level 3 investment as of December 31, 2013 was an investment made in a trust fund, which was classified as available-for-sale financial asset with expected annual yield rate of 6.3%. As the available-for-sale financial asset was short-term financial product managed by a private trust fund and not traded on the market, in determining the fair value of the Level 3 investment, the Partnership used the principal amount of the investment, and the income accrued based on the expected yield rate. The Partnership also considered the redemption risk related to the trust fund and believed such method provided a reasonable basis for fair value assessment of the investment.

The following table summarizes the Partnership’s financial assets measured and recorded at fair value on a recurring basis as of December 31, 2013 and 2014, respectively:

	Quoted price in active markets for identical investments Level 1	Significant other observable inputs Level 2	Significant unobservable inputs Level 3	Total
As of December 31, 2013
Assets:
Cash equivalents	17,005	—	—	17,005
Short-term investment — Available-for-sale financial asset	—	—	9,971	9,971
Total	17,005	—	9,971	26,976

As of December 31, 2014
Assets:
Cash equivalents	11,403	—	—	11,403
Total	11,403	—	—	11,403

Wuhu Bona Jinyu Film Investment Center, L.P.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 1, 2013 (DATE OF INCORPORATION)

TO DECEMBER 31, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands of U.S. dollars)

7.  FAIR VALUE MEASUREMENTS — continued

The following is a reconciliation of the beginning and ending balances for financial asset’s measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from August 1, 2013 (date of incorporation) to December 31, 2013 and for the year ended December 31, 2014:

Fair Value Measurement Using
Significant Unobservable Inputs (Level 3)
Short-term investments

Purchase	42,663
Change in fair value	286
Maturity	(33,044)
Exchange difference	66
Balance as of December 31, 2013	9,971
Purchase	64,265
Change in fair value	733
Maturity	(74,794)
Exchange difference	(175)
Balance as of December 31, 2014	—

8.  SUBSEQUENT EVENTS

The Company evaluated subsequent events through April 30, 2015, the date of issuance this financial statements:

In January and February 2015, the Partnership distributed RMB17.0 million (equal to $2,740) and RMB54.8 million (equal to $8,832) to all partners, respectively.

In March 2015, the partners contributed an additional amount of RMB147.0 million (equal to $23,692) in capital to the Partnership.